UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2019

Atara Biotherapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Boulevard, Suite 900 South San Francisco, CA		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 278-8930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	ATRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c), (d)

On May 23, 2019, the Board of Directors (the “Board”) of Atara Biotherapeutics, Inc. (“Atara” or the “Company”) appointed Pascal Touchon as the Company’s President and Chief Executive Officer and a member of the Board. The appointments will be effective when his employment with the Company begins (the “Start Date”), which the Company expects will be on June 24, 2019. Dr. Touchon will join the class of directors whose term expires at the Company’s 2020 annual stockholders’ meeting.

Dr. Touchon, age 56, has served in roles of increasing responsibility at Novartis Oncology, a business unit of Novartis International AG, a global pharmaceutical company, since August 2015, most recently as Global Head Cell & Gene Therapies Oncology and a member of the Oncology Executive Committee. Previously, Dr. Touchon was Global Head Strategy, Business Development & Licensing, Oncology and a member of the Oncology Executive Committee. Prior to joining Novartis Oncology, Dr. Touchon spent nearly thirty years in the pharmaceutical industry in various companies, countries and leadership roles, most recently with Servier SAS, a privately owned French pharmaceutical company, as Senior Executive Vice President, member of the company Executive Committee and Head of Business Development and Licensing. Dr. Touchon holds a Doctorate in Veterinary Medicine from Paul Sabatier University (Toulouse, France), a Diplôme d’Etudes Supérieures Spécialisées (DESS) in Management from Institut d’Administration des Entreprises (Toulouse, France) and an MBA from INSEAD (Fontainebleau, France).

Dr. Touchon and the Company have entered into an Executive Employment Agreement, dated May 23, 2019 (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Touchon will receive a base salary at an initial annual rate of $615,000 and will have a bonus target equal to 65% of his base salary, to be paid upon achievement of certain corporate goals. In addition, Dr. Touchon will receive a sign-on restricted stock unit award with an initial value of $640,000. He will also receive an option to purchase 225,000 shares of the Company’s common stock, and an additional 112,500 restricted stock units. Dr. Touchon will also receive relocation benefits, including limited assistance with immigration, transportation, shipment of personal property and temporary housing, and make-whole for taxes on certain items. Dr. Touchon will also enter into the Company’s standard form indemnification agreement. The foregoing description of Dr. Touchon’s compensation arrangements is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Dr. Touchon has no family relationships with any director, executive officer or person nominated or chosen by Atara to become a director or executive officer of Atara. Dr. Touchon is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(a), (b)

In connection with Dr. Touchon’s appointment as President and Chief Executive Officer of the Company and a member of the Board, Isaac Ciechanover, the Company’s current President and Chief Executive Officer, stepped down from his role as President and Chief Executive Officer and stepped down from the Board, effective as of May 28, 2019. Dr. Ciechanover stepping down is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Dr. Ciechanover will serve as a special advisor to the Board from May 28, 2019 to June 21, 2019.

(b)

In addition, on May 23, 2019, Dr. Dietmar Berger, the Company’s Global Head of Research and Development, notified the Company of his resignation from the Company, effective as of May 31, 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Executive Employment Agreement, dated May 23, 2019, by and between Pascal Touchon and Atara Biotherapeutics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Atara Biotherapeutics, Inc.

By:	/s/ Mina Kim
Mina Kim
SVP, Corporate Strategy and General Counsel

Date: May 28, 2019